EXHIBIT 21.1

SUBSIDIARIES OF ENDEXX CORPORATION

Together One Step Closer, LLC, an Arizona limited liability company

Go Green Global Enterprises, Inc., a Nevada corporation

Kush, Inc, a New York corporation

Retail Pro Associates Inc., a Kentucky corporation

CBD Life Brands, Inc., a Wyoming corporation

PhytoBites, Inc., a Nevada corporation

CBD Unlimited, Inc., a Nevada corporation